Neuro-Hitech Receives Notice of Delisting from NASDAQ

NEW YORK, NY – March 28, 2008 – Neuro-Hitech, Inc. (NASDAQ: NHPI), a New York-based biopharmaceutical company focused on developing innovative drugs for the treatment of neurodegenerative diseases, announced today that it had received notice on March 24, 2008 from the NASDAQ Stock Market (“NASDAQ”) that the Company had not regained compliance with Marketplace Rule 4310(c)(3)(B), which requires the Company’s market value of its listed securities to remain at or above the $35,000,000 minimum.  The Company had received a warning letter from NASDAQ on February 19, 2008 which granted the Company, in accordance with Marketplace Rule 4310(c)(8)(C), 30 calendar days, or until March 20, 2008, to regain compliance.

Consequently, unless the Company requests an appeal of this determination, the Company’s securities will be delisted from The Nasdaq Capital Market and trading in the Company’s common stock will be suspended at the opening of business on April 2, 2008.  In addition, a Form 25-NSE will be filed with the Securities and Exchange Commission, which will result in the removal of the Company’s securities from listing and registration on NASDAQ.

The Company does not intend to appeal NASDAQ’s delisting decision and as a result, its common stock is expected to be delisted from NASDAQ.  The Company believes that its common stock will be eligible for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) following its delisting from NASDAQ, however, there can be no assurance that the Company’s shares will be listed on the OTCBB.

About Neuro-Hitech, Inc.

Neuro-Hitech, Inc. is a New York-based biopharmaceutical company that is focused on developing innovative drugs for the treatment of neurodegenerative diseases. Our lead product candidate, Huperzine A, is being clinically tested for safety and efficacy in the treatment of Alzheimer's disease. The company’s other programs include innovative compounds for epilepsy and disease-modifying compounds for Alzheimer’s disease that block aggregation of B-amyloid and tau-proteins.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.